Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	James Palczynski (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
Tandy Brands Accessories Names Craig Mackey, CPA
As Chief Financial Officer
ARLINGTON, Texas, December 10, 2007 – TANDY BRANDS ACCESSORIES, INC. (NASDAQ: TBAC) today announced that it has named M.C. (Craig) Mackey, CPA, as Chief Financial Officer (CFO) of the Company. Mr. Mackey comes to the Company with 30 years of high-level financial management experience, having served as a CFO and in other senior financial positions for both public and private companies, with annual sales in excess of $600 million. Mr. Mackey will have responsibility for all areas of finance for the Company and will report directly to Britt Jenkins, President and Chief Executive Officer.
Prior to joining Tandy Brands Accessories, Mr. Mackey was most recently a partner with Tatum Partners, a Dallas/Fort Worth-based executive services and consulting company where he was instrumental in the development of several large companies as both a consultant and interim senior officer. Prior to joining Tatum Partners, Mr. Mackey was employed by PriceWaterhouseCoopers as a Sarbanes Oxley consultant. Mr. Mackey’s previous experience includes positions as the CFO and COO of Park Pharmacy Corporation and as the CFO of the Williamson-Dickie Manufacturing Company. In addition, he has also held senior management positions in Finance and Operations at PepsiCo, Inc., and Paragon Group, Inc. and was previously an Audit Manager for Ernst and Young.
Commenting on Mr. Mackey’s appointment, Britt Jenkins said, “We are very pleased to have attracted someone of Craig’s caliber to join our management team. We believe that his broad experience in helping to successfully manage companies through periods of change and transition will prove invaluable to us as we execute our strategy to enhance our competitiveness, improve our profitability, and accelerate our growth.”

Mr. Mackey commented, “I’m very excited to join the executive team at Tandy Brands Accessories. I think this company has an excellent opportunity to streamline its operations, reduce its costs, and to resume its growth trajectory. I’m excited to add my voice to the strategic planning process and to lend my experience and background to help engineer a successful turn of the business.”
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.